Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 58 to the Registration Statement No. 811-04861 on Form N-1A of Fidelity Garrison Street Trust, of our report dated February 22, 2007 relating to the financial statements and financial highlights appearing in the Annual Report on Form N-CSR to Partners of Fidelity VIP Investment Grade Central Fund for the year ended December 31, 2006.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, Part B of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 26, 2007